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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         INVESCO VAN KAMPEN PENNSYLVANIA VALUE MUNICIPAL INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Pennsylvania Value Municipal Income Trust (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect three Class I Trustees, by the holders of Common Shares and Preferred Shares voting together as a single class, and one Class I Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                   Votes     Votes
            Matter                                  For     Against
            ------                               ---------- -------
            (1).    David C. Arch............... 20,787,481 512,941
                    Jerry D. Choate............. 20,780,592 519,830
                    Linda Hutton Heagy/(P)/ .... 20,764,924 535,501

The Meeting was adjourned until August 14, 2012, with respect to the following proposal:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust by the holders of Common Shares and Preferred Shares voting separately.

The results of the voting on the above matter were as follows:

                                      Votes     Votes   Votes   Broker
       Matter                          For     Against Abstain Non-Votes
       ------                       ---------- ------- ------- ---------
       (1).    Common Shares....... 13,074,675 403,166 305,916 8,053,935
               Preferred Shares....      1,301       0       0         0

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/(P)/  Election of Trustee by preferred shareholders only.